As filed with the Securities and Exchange Commission on June 28, 2002

Registration No.  33-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAMPEDE WORLDWIDE, INC.
------------------
(Exact name of registrant as specified in its charter)

FLORIDA                                                       58-2235301
-------                                                       ----------
(State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification)
Number)

3910 RIGA BOULEVARD, TAMPA, FLORIDA                                33619
-------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

STOCK COMPENSATION PAYABLE TO CONSULTANTS
-----------------------------------------
(Full title of plan)

John V. Whitman, Jr., Chief Executive Officer
3910 Riga Boulevard, Tampa, Florida 33619
---------------------------------------------
(Name and address of agent for service)

(813) 630-2762
--------------
(Telephone number, including area code, of agent for service)

Copy to:
Jackson L. Morris, Esq., 3116 West North A Street, Tampa, Florida 33609-1544
Telephone (813) 874-8854      Facsimile  (813) 873-9628

CALCULATION OF REGISTRATION FEE

Title of each
class of
securities                  Proposed maximum  Proposed maximum  Amount of
to be         Amount to be  offering price    aggregate         registration
registered    registered    per unit          offering price    fee
----------    ------------  ----------------  ----------------  ------------
Common stock
$.001 par      1,100,000     $0.03             $33,000           $3.00
  value

Note: The proposed maximum offering price per unit, proposed maximum aggregate offering price and amount of the registration fee are based upon the average closing price of the registrant's common stock on the five business days preceding the filing of this registration statement.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1:  Plan Information.

Stampede Worldwide, Inc. (the "Company") is offering the common stock as compensation for services rendered or to be rendered by consultants, in lieu of cash compensation. The common stock will be issued to the intended recipients upon the effective date of this registration statement. The common stock is not being offered pursuant to a plan. The issuance of the common stock is not subject to the Employee Retirement Income Security Act of 1974. Additional information may be obtained from John V. Whitman, Jr., chief executive officer of the Company. Mr. Whitman's address is 3910 Riga Boulevard, Tampa, Florida 33619 and his telephone number is (813) 630-2762.

The Company is offering an aggregate of 1,100,000 shares of its common stock, $0.001 par value per share, pursuant to this registration statement.

The following persons are participating in the distribution made pursuant to this registration statement:

Name                 Number of shares     Nature of services
----                 ----------------     ------------------
Robert DelVecchio         350,000         Management Consultant
Brian McGowan             750,000         Business Sales Consultant

Each of these participating persons has provided or will provide bona fide services to the Company in payment for the shares and are believed to be within the term "employee" as defined for purposes of Form S-8. The shares will be treated as ordinary income at the fair market value thereof on the date of receipt under the Internal Revenue Code ("Code").

ITEM 2:  Registration Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to "employees" pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). All requests should be made to Stampede Worldwide, Inc., Attn: John v. Whitman, Jr., chief executive officer of the Company. Mr. Whitman's address is 3910 Riga Boulevard, Tampa, Florida 33619 and his telephone number is (813) 630-2762.

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by this reference: (a) Annual Report on Form 10-KSB for the year ended September 30, 2001, (b) Quarterly Report on Form 10-QSB for the quarters ended December 31, 2001 and March 31, 2002, and reports filed on Form 8-K subsequent to September 30, 2001, including any amendment thereto,
(c) Notwithstanding the Company's registration under Section 12 of the Securities Exchange Act of 1934, the Company has elected to set forth a description of its common stock under Item 4, rather than incorporate such information by reference, in view of the fact that the registration statement in which the description is set forth is not available on the Commission's EDGAR System and may be out of date.

All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by this reference and to be a part hereof from and after the date of filing of such documents.

ITEM 4.  Description of Securities.

The Company's common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934. The Company elects to describe its common stock herein, rather than incorporate such information by reference, in view of the fact that the registration statement in which the description is set forth is not available on the Commission's EDGAR System and may be out of date.

The authorized Common Stock of the Company consists of three hundred million shares, $0.001 par value per share. The Company will have approximately 15,350,000 shares issued and outstanding, following the issuance of 1,100,000 shares pursuant to this Registration Statement. Holders of the Company's common stock (i) have equal and ratable rights with all holders of issued and outstanding common stock to dividends from funds legally available therefore, when, as and if declared by the board of directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding common stock in all of the assets of the Company available for distribution to holders of common stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights;
(iv) have no redemption or sinking fund provisions applicable thereto; (v) have one vote on election of each director and other matters submitted to a vote of stockholders; and (vi) do not have cumulative voting rights.

ITEM 5.  Interests of Named Experts and Counsel.

The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is the record holder of approximately 525,000 shares of the Company's common stock.

ITEM 6.  Indemnification of Directors and Officers

The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Florida law regarding indemnification.
The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct. Article XI of the Registrant's Bylaws also contain provisions for indemnification of directors and officers.

ITEM 7.  Exemption From Registration Claimed

None of the shares of the Company's common stock covered hereby has been previously issued in reliance upon an exemption from the registration requirements of the Securities Act.

ITEM 8:  Exhibits

5     Opinion of Jackson L. Morris, Esq.
10.1  Consulting Agreement of Robert DelVecchio
10.2  Consulting Agreement of Brian McGowan
24.1  Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)
24.2  Consent of independent auditors

ITEM 9:  Undertakings.

The undersigned Registrant hereby undertakes:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, Florida on May 16, 2002.

STAMPEDE WORLDWIDE, INC.
By:  /s/ John V. Whitman, Jr.
John V. Whitman, Jr., Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Capacity in Which Signed             Date
---------                  ------------------------             ----
/s/ John V. Whitman, Jr.   Chief Executive Officer and          June 28, 2002
John V. Whitman, Jr.       Director
                           (Principal Executive Officer)

/s/ Winston Carlee         Chief Financial Officer              June 28, 2002
Winston Carlee             (Principal Financial Office and
                           Principal Accounting Officer)